EXHIBIT 99.16

RECENT DEVELOPMENTS

Budget Update 2017 Documents

The Estimates and Supplement to the Estimates for the Province’s 2017/18 fiscal year (containing the Province’s detailed spending plans for that year) were presented to the Legislative Assembly of British Columbia on February 21, 2017 as part of the 2017 Provincial Budget.  They appear as exhibits 99.8 and 99.9 to the Province’s annual report on Form 18-K relating to the fiscal year ended March 31, 2016, added by way of a Form 18-K/A amendment filed on February 27, 2017 as Amendment No. 2.  Those Estimates had not received approval by the Legislative Assembly prior to its adjournment on March 16, 2017 in advance of the Provincial general election held on May 9, 2017.

In the general election held on May 9, 2017, no party won a majority of the seats in the Legislative Assembly:  the BC Liberal Party won 43 seats, the BC New Democratic Party won 41 seats and the BC Green Party won 3 seats.   BC Liberal Party leader Christy Clark continued as Premier after the election but her government was defeated on a no-confidence motion in the Legislative Assembly on June 29, 2017.  Christy Clark was subsequently replaced as Premier on July 18, 2017 by John Horgan, leader of the BC New Democratic Party, who, after being invited to do so by the Lieutenant Governor, formed a BC New Democratic Party minority government on that date. The BC New Democratic Party caucus and the BC Green Party caucus have entered into a confidence and supply agreement under which they have agreed to work together in support of the BC New Democratic Party government until the next scheduled election.

As required by the British Columbia Budget Transparency and Accountability Act, new Estimates and Supplement to the Estimates were presented to the Legislative Assembly on September 11, 2017.  Those documents appear as Exhibits 99.14, and 99.15 to the Province’s annual report on Form 18-K relating to the fiscal year ended March 31, 2016, added by way of this Form 18-K/A amendment designated Amendment No. 4.